Exhibit 10.50
PROMISSORY NOTE
(Revolving Line of Credit)

Springdale, Arkansas January 16, 2006
$15,000,000.00 or so much thereof
as may have been advanced, to or for
the benefit of Maker
     FOR VALUE RECEIVED, ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation whose local mailing address is Post Office Box 1237, Springdale, Arkansas 72765, (“Maker”), promises to pay LIBERTY BANK OF ARKANSAS, an Arkansas state chartered bank whose local mailing address is 4706 South Thompson, Suite 101, Springdale, Arkansas 72764, Attn: P. Douglas Lynch, its successors and/or assigns (“Holder”), or to order, a principal sum not to exceed the lessor of (i) Fifteen Million and No/100 Dollars ($15,000,000.00) and (ii) an amount that would be in excess of the Borrowing Base (as defined in the Loan Agreement (as defined below)), together with interest thereon from the date hereof, calculated at the Interest Rate as payable as set forth below. Maker agrees and acknowledges that Holder is obligated to advance funds to Maker pursuant to this Note only for the sole, absolute and limited purpose of providing a revolving line of credit for Maker for working capital in connection with the operation of its business. Holder shall have no obligation to advance funds under this Note for any other purpose.
     1. Definitions. The following definitions are applicable to the words, phrases or terms used in this Note:
          (a) The term “Default Rate” shall mean the highest rate of interest permitted under Arkansas law at the time of the occurrence of the Event of Default or immediately following Maturity.
          (b) The term “Event of Default” shall mean the occurrence of any of the following:
               (i) A failure by Maker to make any payment of principal or interest on the Note within ten (10) days after such payment is due;
               (ii) The failure of Maker to comply with any condition or covenant set forth herein or in any of the Loan Instruments after the expiration of any applicable notice and cure period; or
               (iii) The occurrence of any Event of Default, as that term is defined in the Loan Agreement.
          (c) The term “Guarantor” shall mean Marjorie S. Brooks, an individual and resident of the State of Arkansas.

          (d) The term “Guaranty” shall mean that certain Guaranty Agreement, of even date herewith, executed by the Guarantor for the benefit of Holder, guaranteeing, as set forth therein, among other things, this Note.
          (e) The term “Interest Rate” shall mean:
               (1) From the date hereof through and until January 16, 2007, that being Scheduled Maturity, a rate equal to the Wall Street Journal Prime Rate plus one hundred (100) basis points, adjusted daily; and
               (2) On and after Maturity, the Default Rate.
          (f) The term “Loan Agreement” shall mean that certain Loan Agreement executed of even date herewith by Maker as borrower and Holder as lender.
          (g) The term “Loan Instruments” shall mean this Note, the Guaranty, the Loan Agreement, the Security Agreement executed of even date herewith with Maker as grantor and Holder as lender (the “Security Agreement”), and any and all other documents, instruments, agreements or certificates relating to the indebtedness evidenced by this Note, whether any such documents presently exist or are hereafter created.
          (h) The term “Maturity” shall mean the earlier to occur of:
               (1) January 16, 2007 (“Scheduled Maturity”); or
               (2) the date on which Holder declares all sums due and payable hereunder after an Event of Default.
          (i) The term “Note” shall mean this Promissory Note.
          (j) The term “Per Annum” with respect to the Interest Rate shall mean a year consisting of three hundred sixty (360) days.
          (k) The term “Wall Street Journal Prime Rate” shall mean the rate of interest equal to the prime rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks as published daily in the Wall Street Journal, Southwest Edition, or, in the absence of such published rate, such other reference or benchmark rate of interest that is established by the Holder as its index rate to be in effect from time to time, whether or not such rate is otherwise published, and which is used for its customers previously tied to a Wall Street Journal Prime Rate of interest.
     2. Advancement Terms. Advances under this Note shall be made consistent with the procedures set forth in the Loan Agreement, up to an aggregate principal balance not to exceed the lessor (i) Fifteen Million and No/100 Dollars ($15,000,000.00) and (ii) an amount that would be in excess of the Borrowing Base (as defined in the Loan Agreement), it being expressly understood, acknowledged, and agreed that Lender shall have the sole and absolute discretion to approve or disapprove of applications for advances made by Maker

     3. Repayment Terms. Maker promises to pay all sums advanced to or for the benefit of Maker under this Note as follows:
          (a) Commencing on February 16, 2006, and continuing on the same day of each successive month thereafter until Scheduled Maturity, consecutive payments of accrued but unpaid interest calculated on principal advanced and outstanding hereunder from time to time, said interest to be calculated at the Interest Rate;
          (b) The Borrower must pay upon DEMAND the amount by which at any time the unpaid principal balance of this Note, plus all accrued but unpaid interest, cost, fees, and other charges, exceeds the Borrowing Base (as defined in the Loan Agreement); and
          (c) The balance of unpaid principal of this Note with all accrued but unpaid interest and all other fees, costs, charges and expenses shall be due and payable on Scheduled Maturity. It is understood that a balloon payment of all outstanding principal, plus accrued interest, will be due at Scheduled Maturity, and that Holder is not obligated to finance that balloon payment.
     4. Acceleration of Scheduled Maturity. Notwithstanding the terms and conditions of this Note in respect to the payment of principal and interest to the contrary, Holder shall have the right to accelerate Scheduled Maturity for the payment of the indebtedness of this Note, and the unpaid principal and interest due Holder shall become due and payable at once and without notice in the event Maker shall commit any Event of Default under this Note or any of the Loan Instruments, including the Loan Agreement, and such failure is not cured within any applicable notice and cure period.
     5. Prepayment. Maker may prepay this Note in whole or in part at any time without penalty.
     6. Limitation on Interest. In no contingency, whether by reason of acceleration of the Scheduled Maturity of this Note or otherwise, shall the interest contracted for, charged or received by Holder exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum lawful amount, the interest payable to Holder shall be reduced to the maximum amount permitted under applicable law; and, if from any circumstance the Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Note such excess shall be refunded to Maker. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated, and spread throughout the full period until payment in full of the principal of the Note (including the period of any renewal or extension thereof) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.
     7. Remedies; Nonwaiver. Failure of Holder to exercise any right or remedy available to Holder upon the occurrence of an Event of Default shall not constitute a waiver on the part of Holder of the right to exercise any such right or remedy for that Event of Default or any subsequent Event of Default. The exercise of any remedy by Holder shall not constitute an election of any such remedy to the exclusion of any other remedy afforded Holder at law or in equity, all such remedies being nonexclusive and cumulative. If an Event of Default occurs under this Note and this Note is referred to an attorney at law for collection, Maker agrees to pay all costs incurred by Holder incident to collection, including but not limited to reasonable attorneys’ fees in an amount not to exceed ten percent (10%) of the principal and accrued interest then due hereunder, enforceable as a contract of indemnity, plus all court costs and other expenses incurred at or prior to trial and in connection with any and all appeals. If reasonable attorneys’ fees exceed the amount for which Maker is liable under this contract of indemnity, a court may, in its discretion, award Holder additional attorneys fees pursuant to A.C.A. § 16-22-308, and such will also be secured by all liens given as security for this Note.
     8. Application of Payments. Payments received on this Note shall be applied first to accrued interest, then to reimburse Holder for any advances made to preserve or protect any property given as security for this Note or to protect or maintain the priority of Holder’s lien on or security interest therein, and any costs and expenses related thereto, and the balance shall be applied to principal. If any sum owed by Maker to Holder is unsecured, the unsecured portion of the indebtedness shall be completely paid prior to the payment of the secured portion of such indebtedness, and all payments made on account of the indebtedness shall be considered to have been paid on and applied first to the complete payment of the unsecured portion of the indebtedness. Similarly, if any sum advanced by Holder to or for the benefit of Maker, or to protect Holder’s security for this Note, shall not be used for construction of improvements on the land described in the Mortgage, or shall otherwise not be secured by a lien entitled to the special priority accorded by A.C.A. § 18-44-110, that portion of the indebtedness shall be completely paid prior to the payment of any portion of the indebtedness which is entitled to such priority, and all payments made on account of the indebtedness shall be considered to have been paid on and applied first to the complete payment of that portion of the indebtedness not entitled to special priority.
     9. Place for Payment. Unless otherwise designated in writing mailed or delivered to Maker, the place for payment of the indebtedness evidenced by this Note shall be as follows:
Liberty Bank of Arkansas
Attention: P. Douglas Lynch, President
4706 South Thompson, Suite 101
Springdale, Arkansas 72764
     10. Waivers. Except as otherwise specifically provided herein, the Maker, endorsers, sureties and guarantors hereof, if any, severally waive presentment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and expressly agree that this Note may be renewed in whole or in part, or any nonpayment hereunder may be extended, or a new note of different form may be substituted for this Note, or the rate of interest may be changed, or changes may be made in consideration of the extension of the Scheduled Maturity date hereof, or any combination thereof, from time to time, but, in such events, neither Maker nor any guarantor will be released from liability by reason of the occurrence of any such event, nor shall Holder hereof be deemed by the occurrence of any such event to have waived or surrendered, either in whole or in part, any right it otherwise might have.

     11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OF OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
     12. Security. Payment of the indebtedness evidenced by this Note is secured by (1) the liens and encumbrances set forth in the Security Agreement; (2) the other Loan Instruments; and (3) any UCC Financing Statements to be filed by Holder. Additionally, Maker grants Holder a continuing lien to secure payment of the indebtedness evidenced by this Note upon any and all deposits, monies or other property of value owned or belonging to Maker, and the proceeds thereof, now or hereafter held or received by, or in transit to, Holder from or for the account or benefit of Maker, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all credits or other property of value due or to become due from Maker, and any and all claims of Maker against Holder, at any time existing. Upon an Event of Default, Holder shall have the right and privilege, without the necessity or requirement of notice to Maker or any endorsers or guarantors hereof, to set off, appropriate and apply any and all property of Maker generally referred to in this Note against the outstanding indebtedness evidenced by this Note.
     13. Controlling Law. This entire transaction and all terms and provisions in this Note shall be governed by the laws of the State of Arkansas; provided however, notwithstanding anything to the contrary herein, the interest rate to be charged by Holder, including any fees or other charges which may be deemed to be interest, shall be governed by federal law, specifically Section 731 of the Gramm-Leach-Bliley Act, Codified as 12 U.S.C. § 1831u(f), and the law of the state having the highest permissible interest rate which, as of the date hereof, is the home state to an insured depository institution that has a branch in Arkansas.
     14. Late Charge. If any payment by Maker shall be received by Holder more than ten (10) calendar days after it shall be due, Maker shall pay a late charge for each such late payment equal to five percent (5%) of the late payment.
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EXECUTED AND EFFECTIVE as of the day and year first above written.

MAKER:

Advanced Environmental Recycling Technologies, Inc

By:

Stephen W. Brooks, Co-CEO and Director
This instrument was prepared by:
Jason Bramlett
Friday, Eldredge & Clark, LLP
3425 N Futrall Drive, Suite 103
Fayetteville, Arkansas 72703